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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:    September 30, 1998
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

Infogrames Entertainment S.A.
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   (Last)                            (First)              (Middle)

84, rue der ler Mars 1943
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                                    (Street)

Villeurbanne, 69100 France
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                    12/16/99
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3.   IRS or Social Security Number of Reporting Person, (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

GT Interactive Software Corp. ("GTIS")

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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form filed by one Reporting Person

     [x]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock, par value $0.01 per share  62,129,960 shares           I (a)
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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 1473 (7-96)

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FORM 3 (continued)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Convertible Notes
convertible into                                                                            $1.85 per         I (a)
shares of Common Stock                              Common Stock           32,749,841         share
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Warrants convertible
into shares of Common                                                                       $0.01 per         I (a)
Stock                                               Common Stock            4,550,000         share
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
Explanation of Responses:

(a) These securities are solely owned by California U.S. Holdings, Inc., a wholly owned subsidiary of Infogrames Entertainment S.A.


Infogrames Entertainment, S.A.

By  /s/ Bruno Bonnell
------------------------
Name:  Bruno Bonnell                                       01/14/2000
                                                     --------------------
Title: Chief Executive Officer                                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                             Joint Filer Information



Name:                                       California U.S. Holdings, Inc.

Address:                                    c/o Infogrames Entertainment S.A.
                                            84, rue der ler Mars 1943
                                            Villeurbanne, 69100
                                            France
Designated Filer:                           Infogrames Entertainment S.A.

Issuer & Ticket Symbol:                     GT Interactive Software Corp. (GTIS)

Date of Event Requiring Statement:          12/16/99

Signature:                                  California U.S. Holdings, Inc.



                                            By: /s/ Bruno Bonnell
                                                -----------------------

                                            Name:  Bruno Bonnell

                                            Title:     Chief Executive Officer